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                                                                   EXHIBIT 10.14


                           HORIZON HEALTH CORPORATION

                           BONUS PLAN -- FISCAL 2003

James W. McAtee:        Shall earn a bonus for fiscal 2003 from zero (0%) to one
                        hundred (100%) of fiscal 2003 base salary pro-rata based upon the company's audited net income results.

Ronald C. Drabik:       Shall earn a bonus for fiscal 2003 from zero (0%) to
                        forty (40%) of fiscal 2003 base salary pro-rata based upon the company's audited net income results.

The following bonuses will be earned starting at 80% of target achievement with pro-rata amounts due up to 100% of the target. The two contract management operators may have up to 50% of their bonus upon the achievement of specific contracts retained as set by the President and CEO of the Company.

President-HBS:          Up to fifty-five percent (55%) of average base salary
                        for fiscal year 2003 based upon the achievement of operating cash flow targets consistent with fiscal 2003 budgets.

President-MHO:          Up to fifty percent (50%) of average base salary for
                        fiscal year 2003 based upon the achievement of operating cash flow targets consistent with fiscal 2003 budgets.

President-SRM:          Up to sixty percent (60%) of average base salary for
                        fiscal year 2003 based upon achieving a combination of operating cash flow targets and contract retention.

President-HMHM:         Up to sixty percent (60%) of average base salary for
                        fiscal year 2003 based upon achieving a combination of operating cash flow targets and contract retention.

An additional one/third of the amount earned by anyone who achieves 100% of the operating cash flow budget shall be earned pro-rata for achieving 100% to 120% of the operating cash flow budget.